Exhibit 99.2

NEWS RELEASE
Vanguard Natural Resources, LLC Announces Confirmation of Plan of Reorganization
Houston – July 19, 2017 – (PR NEWSWIRE) - Vanguard Natural Resources, LLC (OTC: VNRSQ) (“Vanguard” or “the Company”) announces that the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) has entered an order (the “Confirmation Order”) confirming the Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”). The Company expects that the effective date of the Plan will be August 1, 2017 (the “Effective Date”). Following the Effective Date, the Company expects to be reorganized as a Delaware corporation named Vanguard Natural Resources, Inc.
The Plan provides for the reorganization of the Company and certain subsidiaries (such subsidiaries, together with the Company, the “Debtors”) as a going concern and will significantly reduce long-term debt and annual interest payments of the reorganized Debtors. Among other things, the Plan provides for:

•	a backstopped rights offering, with subscriptions for an aggregate of $255.75 million of new common stock of the Company (“New Common Stock”)

•	a fully committed $19.25 million equity investment from the Company’s second lien investors for shares of New Common Stock;

•
a full recovery for each lender under the Company’s existing revolving credit facility, consisting of (i) cash interest, (ii) cash in the amount of its pro rata share of the proceeds from the sale of the Glasscock County assets, (iii) as applicable, its pro rata share of a repayment of a portion of the borrowings outstanding under the Company’s revolving credit facility and (iv) as applicable, its pro rata share of new revolving loans and/or term loans;

•	the issuance of approximately $78 million of new second lien notes to the holders of the Company’s existing second lien notes, plus accrued and unpaid postpetition interest through the Effective Date;

•	cash payments to general unsecured creditors for their pro rata shares of a reserved cash pool;

•	the issuance of shares of New Common Stock to holders of the Company’s senior notes;

•
the issuance to the Company’s preferred unitholders of such holders’ pro rata share of (i) New Common Stock and (ii) warrants to purchase additional shares of New Common Stock at a strike price of $44.25; and

•	the issuance to the Company’s common unitholders of such holders’ pro rata share of warrants to purchase shares of New Common Stock at a strike price of $61.45.
The warrant strike prices were calculated based on the Company's plan equity value of $20.00 per share of New Common Stock, which the Bankruptcy Court confirmed as part of the Plan.

In a Current Report on Form 8-K filed with the Securities and Exchange Commission concurrently with this release, the Company has furnished preliminary unaudited consolidated financial information for the three months and six months ended June 30, 2017 and updated projections for income and loss due to cancellation of indebtedness income.

Court filings and other information related to the chapter 11 cases are available on the Company’s website at www.vnrllc.com/restructuring and at http://cases.primeclerk.com/vanguard, which is a website administered by the Company’s claims agent, Prime Clerk LLC. The Company has also set up a toll-free hotline to answer employee, vendor, investor and royalty owner questions, which is available Monday through Friday, 8 a.m. to 6 p.m. Central Standard Time at 844-596-2260 (internationally at 929-333-8976). Parties may obtain electronic notification of court filings through the Prime Clerk website or may register for email notices by completing the Bankruptcy Court’s registration form that can be accessed at http://www.txs.uscourts.gov/sites/txs/files/CRECFform.pdf.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC
Lisa Godfrey, (832) 327-2234
Director, Investor Relations
investorrelations@vnrllc.com